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                                                                    EXHIBIT 11.1
                     THE PMI GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RESTATED NET INCOME PER SHARE (1)

                                                                     Three Months Ended                 Nine Months Ended
                                                                        September 30,                      September 30,
                                                                  -------------------------           -----------------------
(In thousands, except for per share data)                          1999               1998              1999           1998
Basic net income per common share:
       Net income                                                   $54,503         $53,728           $147,614       $146,283
       Average common shares outstanding                             44,774          46,374             44,963         47,624
                                                                  ----------        --------          ---------      ---------
           Basic net income per common share                        $  1.22         $  1.16           $   3.28       $   3.07
                                                                  ==========        ========          =========      =========

Diluted net income per common share:
       Net income                                                   $54,503         $53,728           $147,614       $146,283
                                                                  ----------        --------          ---------      ---------
       Average common shares outstanding                             44,774          46,374             44,963         47,624
       Net shares to be issued upon exercise of dilutive
          stock options after applying treasury stock method            448             177                269            240
                                                                  ----------        --------          --------       ---------
       Average shares outstanding                                    45,222          46,551             45,232         47,864
                                                                  ----------        --------          ---------      ---------
           Diluted net income per common share                      $  1.21         $  1.15           $   3.26       $   3.06
                                                                  ==========        ========          ========       =========
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(1) Restated to conform with Statement of Financial Accounting Standards
    No. 128, Earnings per Share.